As filed with the Securities and Exchange Commission on June 23, 2003

Registration Nos. 333-104130-02, 333-104130, 333-104130-01

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO FORM S-3 AND FORM S-11 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OF DELPHI CORPORATION (Exact name of registrant as specified in its charter)	AMENDMENT NO. 5 TO FORM S-11 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OF DELPHI PROPERTIES, INC. (Exact name of registrant as specified in its charter)	AMENDMENT NO. 5 TO FORM S-11 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OF DELPHI PROPERTIES HOLDINGS, LLC (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	Maryland (State or other jurisdiction of incorporation or organization)	Maryland (State or other jurisdiction of incorporation or organization)

38-3430473 (I.R.S. Employer Identification No.)	03-0511872 (I.R.S. Employer Identification No.)	80-0056835 (I.R.S. Employer Identification No.)

5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan S. Dawes Chief Financial Officer and Vice Chairman Delphi Corporation 5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000	John D. Sheehan Chief Financial Officer Delphi Properties, Inc. 5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000	John D. Sheehan Chief Financial Officer Delphi Properties, Inc. 5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert Evans III, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000	Logan G. Robinson, Esq. General Counsel and Vice President Delphi Corporation 5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000	Kenneth L. Bachman, Esq. Cleary, Gottlieb, Steen & Hamilton 2000 Pennsylvania Avenue Washington, DC 20006 (202) 974-1500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

         The Registrants hereby amend the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date or dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 5 is being filed solely for the purpose of filing certain exhibits. This Amendment No. 5 does not contain a copy of the prospectus included in the registration statement, which is unchanged from Amendment No. 4 filed on June 16, 2003.

PART II OF REGISTRATION STATEMENT

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30 to Form S-11.     Quantitative and Qualitative Disclosures About Market Risk.

      Information regarding quantitative and qualitative disclosure about market risk for Delphi Corporation is incorporated herein by reference from “Quantitative and Qualitative Disclosures about Market Risks” in Delphi Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

Item 31 to Form S-11 and Item 14 to Form S-3.     Other Expenses of Issuance and Distribution.

      The estimated expenses in connection with this offering, other than underwriting discounts and commissions and advisory fees are as follows:

Registration Statement filing fee	$27,911
Legal fees and expenses	700,000
Blue Sky fees and expenses	5,000
Accounting fees and expenses	100,000
NASD filing fees	30,500
Listing fees and expenses	170,000
Rating agency fees	230,000
Transfer agent and registrar fees	10,000
Printing costs	100,000
Miscellaneous	450,000

Total	$1,823,411

Item 32 to Form S-11.     Sales to Special Parties.

      Not applicable.

Item 33 to Form S-11.     Recent Sales of Unregistered Securities.

      Prior to this offering of the Delphi Properties, Inc. Series A preferred stock, liquidation preference $25 per security, Delphi Corporation, Delphi Properties, Inc.’s parent company, acquired 100 shares of Delphi Properties, Inc.’s common stock. The common stock was acquired by Delphi Corporation in exchange for $100. This issuance of Delphi Properties, Inc.’s common stock was made in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

      Delphi Properties, Inc. has agreed to contribute mortgage notes and mortgage liens to Delphi Properties Holdings, LLC in exchange for 100% interest therein and to transfer 1% of such interest to Delphi Corporation upon the closing of this offering. This issuance of Delphi Properties Holdings, LLC interests will be made in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 34 to Form S-11 and Item 15 to Form S-3.     Indemnification of Directors and Officers.

     Delphi Properties, Inc.

      Delphi Properties, Inc. is incorporated under the laws of the State of Maryland. Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Delphi Properties, Inc.’s charter contains such a provision, which eliminates directors’ and officers’ liabilities to the maximum extent permitted by Maryland law.

      Delphi Properties, Inc.’s charter and Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of Delphi Properties, Inc. and at the request of Delphi Properties, Inc., serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent and who is made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of Delphi Properties, Inc. and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Delphi Properties, Inc.’s charter and Bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of it in any of the capacities described above and any employee or agent of it or its predecessor.

      Maryland law requires a corporation (unless its charter provides otherwise, which the Delphi Properties, Inc.’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     Delphi Corporation

      Delphi Corporation is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the director, officer, is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred by such person in connection therewith.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

      Delphi Corporation’s Amended and Restated Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

      All of Delphi Corporation’s directors and officers are insured against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 35 to Form S-11.     Treatment of Proceeds From Stock Being Registered.

      Not applicable.

Item 36 to Form S-11 and Item 16 to Form S-3.     Financial Statements and Exhibits.

      (a) Financial Statements

      See page F-1 of the Prospectus for an index to financial statements of Delphi Properties, Inc. included as part of the Prospectus.

      (b) Exhibits

      See Exhibit Index below.

Item 37 to Form S-11 and Item 17 to Form S-3.     Undertakings.

     Delphi Properties, Inc. and Delphi Properties Holdings, LLC

      (a) Delphi Properties, Inc. hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Delphi Properties, Inc. pursuant to the foregoing provisions, or otherwise, Delphi Properties, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Delphi Properties, Inc. of expenses incurred or paid by a director, officer or controlling person of Delphi Properties, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Delphi Properties, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) Delphi Properties, Inc. and Delphi Properties Holdings, LLC undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Delphi Properties, Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Delphi Corporation

      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Delphi Corporation pursuant to the foregoing provisions, or otherwise, Delphi Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Delphi Corporation of expenses incurred or paid by a director, officer or controlling person of Delphi Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Delphi Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b) Delphi Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Delphi Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Delphi Corporation undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Delphi Corporation pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 23rd day of June, 2003.

DELPHI PROPERTIES, INC.

By:	/s/ JOHN G. BLAHNIK _______________________________________ Name: John G. Blahnik Title: Chairman of the Board, Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ JOHN G. BLAHNIK John G. Blahnik		Chairman of the Board, Chief Executive Officer and President of Delphi Properties, Inc. (Principal Executive Officer)	June 23, 2003

* Karen L. Healy		Director and Chief Operating Officer of Delphi Properties, Inc.	June 23, 2003

* Atul Pasricha		Director and Treasurer of Delphi Properties, Inc.	June 23, 2003

/s/ JOHN D. SHEEHAN John D. Sheehan		Director and Chief Financial Officer of Delphi Properties, Inc. (Principal Financial and Accounting Officer)	June 23, 2003

*By	: /s/ JOHN D. SHEEHAN John D. Sheehan Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 23rd day of June, 2003.

DELPHI PROPERTIES HOLDINGS LLC (By Delphi Properties, Inc., its Agent)

By:	/s/ JOHN G. BLAHNIK _______________________________________ Name: John G. Blahnik Title: Chairman of the Board, Chief Executive Officer and President of Delphi Properties, Inc.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ JOHN G. BLAHNIK John G. Blahnik		Chairman of the Board, Chief Executive Officer and President of Delphi Properties, Inc. (Principal Executive Officer)	June 23, 2003

* Karen L. Healy		Director and Chief Operating Officer of Delphi Properties, Inc.	June 23, 2003

* Atul Pasricha		Director and Treasurer of Delphi Properties, Inc.	June 23, 2003

/s/ JOHN D. SHEEHAN John D. Sheehan		Director and Chief Financial Officer of Delphi Properties, Inc. (Principal Financial and Accounting Officer)	June 23, 2003

*By	: /s/ JOHN D. SHEEHAN John D. Sheehan Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 23rd day of June, 2003.

DELPHI CORPORATION

By:	/s/ J. T. BATTENBERG III _______________________________________ Name: J. T. Battenberg III Title: Chairman of the Board, Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. T. BATTENBERG III J. T. Battenberg III	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	June 23, 2003

/s/ ALAN S. DAWES Alan S. Dawes	Director, Vice Chairman and Chief Financial Officer (Principal Financial Officer)	June 23, 2003

* Donald L. Runkle	Director, Vice Chairman and Chief Technology Officer	June 23, 2003

/s/ JOHN D. SHEEHAN John D. Sheehan	Chief Accounting Officer and Controller (Principal Accounting Officer)	June 23, 2003

* John D. Opie	Director (Lead Independent Director)	June 23, 2003

* Oscar de Paula Bernardes Neto	Director	June 23, 2003

* Robert H. Brust	Director	June 23, 2003

* Virgis W. Colbert	Director	June 23, 2003

* David N. Farr	Director	June 23, 2003

Signature	Title	Date

* Dr. Bernd Gottschalk	Director	June 23, 2003

* Shoichiro Irimajiri	Director	June 23, 2003

* Roger S. Penske	Director	June 23, 2003

* Patricia C. Sueltz	Director	June 23, 2003

*By: /s/ ALAN S. DAWES Alan S. Dawes Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description

1.1	Form of Underwriting Agreement.
3.1**	Articles of Incorporation of Delphi Properties, Inc.
3.2**	By-Laws of Delphi Properties, Inc.
3.3**	Form of Articles of Amendment and Restatement of Delphi Properties, Inc.
3.4**	Form of Amended and Restated By-Laws of Delphi Properties, Inc.
3.5**	Articles of Organization of Delphi Properties Holdings, LLC.
3.6**	Operating Agreement of Delphi Properties Holdings, LLC, dated March 28, 2003.
4.1**	Specimen of certificate representing the Series A preferred stock of Delphi Properties, Inc.
4.2**	Form of Preferred Stock Certificate of Designations of Delphi Corporation.
4.3**	Specimen of certificate representing the Series AA preferred stock of Delphi Corporation.
5.1	Opinion of Venable, Baetjer and Howard, LLP, relating to the Series A preferred stock of Delphi Properties, Inc.
5.2	Opinion of Shearman & Sterling LLP relating to the Series AA preferred stock of Delphi Corporation.
8.1**	Opinion of Shearman & Sterling LLP relating to certain tax matters.
10.1	Exchange Agreement between Delphi Corporation and Delphi Properties, Inc., dated June 20, 2003.
10.2**	Form of Contribution and Loan Agreement between Delphi Corporation and Delphi Properties, Inc., with Form of Mortgage Note and Mortgage Lien attached thereto.
10.3**	Form of Management and Servicing Agreement between Delphi Properties, Inc., Delphi Properties Holdings, LLC and Delphi Corporation.
10.4**	Form of Transfer Agreement between Delphi Properties, Inc. and Delphi Corporation.
12.1**	Computations of Ratio of Combined Fixed Charges and Preferred Dividends to Earnings of Delphi Corporation.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Venable, Baetjer and Howard, LLP (included in Exhibit 5.1).
23.4	Consent of Shearman & Sterling LLP (included in Exhibits 5.2 and 8.1).
24.1**	Power of Attorney (included on signature page to Part II of this registration statement).

** Previously filed.